U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

     [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

For Period Ended: October 31, 2006

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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                         Part I - Registrant Information
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NITAR Tech , Corp.
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Full Name of Registrant

N/A
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Former Name if Applicable

3950 WORTHVIEW PLACE,
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Address of Principal Executive Office (Street and Number)

MISSISSAUGA ON L5N6S7, CANADA
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City, State and Zip Code

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                        Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                              Part III - Narrative
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     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company's Quarterly Report on Form 10-QSB for the three months ended October 31, 2006 cannot be filed within the prescribed time period due to unexpected delays in the conversion of accounts from CD to US GAAP and the related presentation of the accounts within US GAAP.

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                           Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification

                  Parselias, George              416                 884-5620
              --------------------------        -----                --------
                   (Name) (Area Code) (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 NITAR Tech Corp.
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                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned there unto duly authorized.

Date: December 14, 2006                       By   /s/ Luiz Brasil
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                                              Luiz Brasil
                                              Chief Executive Officer


ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).